Exhibit 12.1

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months Ended September 30, 2011	Year Ended December 31, 2010 (1)	Year Ended December 31, 2009 (1)	Year Ended December 31, 2008 (1)	Year Ended December 31, 2007 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$116,467	$106,695	$85,764	$107,707	$237,490

(Plus):
Equity in income of unconsolidated entities, net of distributions received	737	4,856	5,475	6,728	9,532
Amortization of capitalized interest (2)	11,935	15,149	14,035	12,428	9,941

Earnings before fixed charges	$129,139	$126,700	$105,274	$126,863	$256,963

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$5,327	$11,785	$6,241	$5,287	$3,165
Interest expense	134,096	175,209	150,323	114,910	92,175
Interest capitalized	22,962	33,393	48,226	74,621	73,118
Preferred dividend	—	—	—	10,454	8,700

Total fixed charges (3)	$162,385	$220,387	$204,790	$205,272	$177,158

(Less):
Interest capitalized	22,962	33,393	48,226	74,621	73,118
Preferred dividend	—	—	—	10,454	8,700

Earnings (4)	$268,562	$313,694	$261,838	$247,060	$352,303

Ratio (4 divided by 3)	1.65	1.42	1.28	1.20	1.99

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30, 2011	Year Ended December 31, 2010 (1)	Year Ended December 31, 2009 (1)	Year Ended December 31, 2008 (1)	Year Ended December 31, 2007 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$116,467	$106,695	$85,764	$107,707	$237,490

(Plus):
Equity in income of unconsolidated entities, net of distributions received	737	4,856	5,475	6,728	9,532
Amortization of capitalized interest (2)	11,935	15,149	14,035	12,428	9,941

Earnings before fixed charges	$129,139	$126,700	$105,274	$126,863	$256,963

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$5,327	$11,785	$6,241	$5,287	$3,165
Interest expense	134,096	175,209	150,323	114,910	92,175
Interest capitalized	22,962	33,393	48,226	74,621	73,118

Total fixed charges (3)	$162,385	$220,387	$204,790	$194,818	$168,458

(Less):
Interest capitalized	22,962	33,393	48,226	74,621	73,118

Earnings (4)	$268,562	$313,694	$261,838	$247,060	$352,303

Ratio (4 divided by 3)	1.65	1.42	1.28	1.27	2.09

(1)	The results of operations for 2007 through 2010 have been adjusted to reflect discontinued operations for properties sold or held for sale as of September 30, 2011.
(2)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).